Exhibit 99.1

Accelerate Diagnostics Announces Preliminary Fourth Quarter & Full-Year 2021 Financial Results

TUCSON, Ariz., January 13, 2022 -- Accelerate Diagnostics, Inc. (Nasdaq: AXDX) today announced preliminary financial results for the quarter and year ending December 31, 2021. Highlights for the fourth quarter and full-year 2021 are presented below.

2021 Fourth Quarter and Full-Year Financial Highlights

▪	Contracted 16 U.S. Pheno instruments with new customers in the fourth quarter, ending the year with 81 instruments in our U.S. backlog pending go-live. Additionally, contracted 14 Pheno instruments with distributors and new customers in EMEA in the quarter.

▪	Added 13 U.S. clinically live Pheno instruments in the fourth quarter, ending the year with 313 U.S. revenue-generating instruments.

▪	Total revenue for the fourth quarter is expected to be approximately $3.3 million, compared to $3.1 million in the fourth quarter of 2020. For full-year 2021, total revenue is expected to be $11.8 million, compared to $11.2 million for full-year 2020.

▪	Gross margin is expected to be roughly 35% for full-year 2021.

▪	Net cash used is expected to be approximately $47 million for full-year 2021, resulting in cash on hand of $64 million. This cash balance includes $10 million in financing raised through our ATM facility during the quarter.

▪	Completed Arc, MALDI workflow system, product development and initiated customer studies.

Jack Phillips, Chief Executive Officer of Accelerate Diagnostics, Inc, commented, "I am pleased that we ended the year completing 100% of our product development goals resulting in the launch of our AST test kit for use with other bacterial identification workflows and sets the stage for an Arc instrument launch in early 2021. The fourth wave of the pandemic again impacted our commercial productivity in the fourth quarter. That said, the addition of 16 new instruments for the fourth quarter, 13 instruments brought live, and strong additions of both from EMEA, represents our most productive quarter of the year. We look forward to continued improvement in our level of commercial activity on the back of strong interest in our new products and an improved hospital environment in 2022."

Preliminary results are based on initial analyses of operations for the fourth quarter 2021 and are subject to further review by the company and its external auditors. Full audited financial results for the fourth quarter and full-year 2021 will be filed in early March on Form 10-K through the Securities and Exchange Commission's (SEC) website at http://www.sec.gov. Investors are cautioned not to place undue reliance on these preliminary and unaudited estimates in the event of material changes.

Management will present at the 40th Annual J.P. Morgan Healthcare Conference through a virtual format on Thursday, January 13 at 9:45 a.m. Pacific Time. A live webcast of the presentation may be accessed at the company's website at http://ir.axdx.com.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as, among others, our expectations for fourth quarter revenue, gross margins and cash, Mr. Phillips statements about an expected launch of the Company’s new Arc instrument, and our belief that we will experience improvement in our commercial activity on the back of strong interest in our new products and an improved hospital environment in 2022. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned "Risk Factors" in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 2, 2021, and in any other reports that the Company files with the Securities and Exchange Commission. The Company's forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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For further information: Investor Inquiries & Media Contact: Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Source: Accelerate Diagnostics Inc.

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